UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934

(Amendment No. 8)

      Taubman Centers Inc
(Name of Issuer)

Common Stock
(Title of Class of Securities)

876664103
(CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
	Rule 13d-1(b)
?	Rule 13d-1(c)
?	Rule 13d-1(d)



Page 1 of 8 Pages

1
NAME OF REPORTING PERSON:
LaSalle Investment Management, Inc.

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-4160747

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

	(a)


(b)	?
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF
 ORGANIZATION
Maryland

5
SOLE VOTING POWER

179,575

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

0

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER

469,985


8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON

469,985

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*

Excludes shares beneficially owned by LaSalle
Investment Management (Securities), L.P.
11
PERCENT
 OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.9%

12
TYPE OF REPORTING PERSON*
IA


*SEE INSTRUCTIONS BEFORE FILLING OUT!

1
NAME OF REPORTING PERSON:
LaSalle Investment Management (Securities), L.P.

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-3991973

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)

	(b)	?
3
SEC USE ONLY
4
CITIZENSHIP OR
PLACE OF ORGANIZATION
Maryland

5
SOLE VOTING POWER

 723,770

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

0

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER

2,291,440


8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON

2,291,440

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
 EXCLUDES CERTAIN SHARES*

Excludes shares beneficially owned by LaSalle
Investment Management, Inc.
11
PERCENT OF CLASS
REPRESENTED BY AMOUNT IN ROW 9

4.3%

12
TYPE OF REPORTING PERSON*
IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.
     	(a)	Name of Issuer
     		Taubman Centers

	(b)	Address of Issuer's Principal
Executive Offices
		200 East Long Lake Road
		Suite 300
		Bloomfield Hills, MI 48304-2324

Item 2.
     LaSalle Investment Management, Inc.
provides the following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management, Inc.

	(b)	Address of Principal Business
Office or, if none, Residence
		200 East Randolph Drive
		Chicago, Illinois  60601

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		876664103
     	LaSalle Investment Management (Securities), L.P.
provides the following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management (Securities),
 L.P.

	(b)	Address of Principal Business Office or,
if none, Residence
		100 East Pratt Street
		Baltimore, MD 21202

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		876664103

Item 3.*	If this statement is filed pursuant to
Rule 13d-1(b), or 13d-2(b), check whether the person
filing is a:
      (a)	?	Broker or Dealer registered under
Section 15 of the Act
      (b)	?	Bank as defined in Section 3(a)(6)
of the Act
      (c)	?	Insurance Company as defined in Section 3
(a)(19) of the Act
(d)	?	Investment Company registered under Section 8
of the Investment Company Act
(e)		Investment Adviser registered under Section 203
of the Investment Advisers Act of 1940
(f)	?	Employee Benefit Plan, Pension Fund which is
subject to the provisions of the Employee Retirement
Income Security Act of 1974 or Endowment Fund; see
240.13d-1(b)(1)(ii)(F)
(g)	?	Parent Holding Company, in accordance with
 240.13d-1(b)(ii)(G) (Note:  See Item 7)
(h)	?	A savings association as defined in section
3(b) of the Federal Deposit Insurance Act
(i)	?	A church plan that is excluded from the definition
 of an investment company under section 3(c)(14) of the Investment Company Act of 1940
(j)	?	Group, in accordance with 240.13d-1(b)-1(ii)(J)

* This response is provided on behalf of LaSalle Investment
* Management, Inc. and LaSalle Investment Management
*  (Securities), L.P., each an investment adviser
* under Section 203 of the Investment Advisers Act
*  of 1940.

Item 4.	Ownership
     If the percent of the class owned, as of December 31
 of the year covered by the statement, or as of the last
day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information
as of that date and identify those shares which there is
 a right to acquire.
     LaSalle Investment Management, Inc. provides the
 following information:
	(a)	Amount Beneficially Owned
      	469,985
	(b)	Percent of Class
      	0.9%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote
      		179,575

		(ii)	shared power to vote or to direct the vote
      		0

		(iii)	sole power to dispose or to direct the
 disposition of
      		469,985

(iv) shared power to dispose or to direct the
(v) disposition of
      		0
     LaSalle Investment Management (Securities), L.P.
 provides the following information:
	(a)	Amount Beneficially Owned
      	2,291,440

	(b)	Percent of Class
      	4.3%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote
      		723,770

		(ii)	shared power to vote or to direct the vote
      		0

		(iii)	sole power to dispose or to direct the
disposition of
      		2,291,440

(iv) shared power to dispose or to direct the
(v)  disposition of
      		0


Item 5.	Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ?.


Item 6.	Ownership of More than Five Percent on Behalf of
Another Person

      	Not applicable.


Item 7.	Identification and Classification of the Subsidiary
 Which Acquired the Security Being Reported on By the Parent
 Holding Company

      	Not applicable.


Item 8.	Identification and Classification of Members of
the Group

      	The two members of the Group are: LaSalle Investment
Management, Inc. ("LaSalle") and LaSalle Investment Management
 (Securities), L.P. ("LIMS").


Item 9.	Notice of Dissolution of Group

      	Not applicable.


Item 10.	Certification
     	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this
 Statement is true, complete and correct.

	The parties agree that this statement is filed on behalf of each of them.


Dated:	February 5, 2010


LASALLE INVESTMENT
MANAGEMENT, INC.


By:/s/ Marci S. McCready_
Name:	Marci S. McCready
Title:	Vice President


LASALLE INVESTMENT
MANAGEMENT
(SECURITIES), L.P.


By:/s/ Marci S. McCready
Name:	Marci S. McCready
Title:	Vice President



1
~BALT2:631732.v1  |2/14/02
17298-27

~BALT2:631732.v1  |2/14/02
17298-27








8



~BALT2:631732.v1  |2/14/02
17298-27